Resonant Reports Third Quarter 2017 Financial Results
and Provides Business Update
Management to Host a Conference Call Today at 2:00 p.m. PST/5:00 p.m. EST

GOLETA, Calif. - November 8, 2017 - Resonant Inc. (NASDAQ: RESN), a designer of filters for radio frequency, or RF, front-ends that specializes in delivering designs for difficult bands and complex requirements, today announced financial results for the third quarter ended September 30, 2017 and provided a business update.

Management Commentary
“We continued our momentum in the third quarter of 2017 as we’ve demonstrated seven straight quarters of execution and continued to retire risk,” said George B. Holmes, CEO of Resonant. “We’ve transformed from a purely development stage company to one focused on customer engagement, execution, and now, commercialization.

“Our customers clearly understand the value proposition our team, tools and technology bring to the marketplace, which is evidenced by our continued engagement and expansion of development agreements with both new and existing customers.” said Holmes. “We had a great quarter, with several key milestones, including our first fabless filter company sampling of a tier one OEM’s SAW/SAW quadplexer with competitive industry performance to established players. Most recently, we announced that one of our customers has qualified a full Band 41 filter we designed, which is being delivered on SAW. Both of these are industry firsts and are currently being sampled to OEMs.”

“To support our ambitious ramp of customers and designs under contract, we continue to invest in our core infrastructure. We recently added a new office in South Korea to support our growing list of customers in the Chinese and Korean markets, while appointing Jangwon Jung as the Country Sales Manager, Korea. A few other notable additions to our team were Vice President of Product Development Engineering, Sohrab Samadian, Vice President of Engineering Operations, Andrew Kay, and new independent board member, Jean Rankin. We believe these investments in infrastructure and personnel will help us support our organization as we grow towards predictable, recurring royalty revenues.”

Financial Results for the Third Quarter 2017
For the quarter ended September 30, 2017, Resonant recognized $106,000 of revenue primarily related to upfront payments from contracts with customers. This compares to $220,000 of revenue for the second quarter of 2017.

Research and development expenses totaled $2.3 million, compared with $2.4 million for the second quarter of 2017. The decrease was primarily the result of reduced hiring expenses.

General and administrative expenses totaled $2.0 million, compared to $2.1 million for the second quarter of 2017. The decrease was primarily related to headcount changes.

Net loss in the third quarter of 2017 totaled $4.2 million, or $(0.28) per fully diluted share, compared with a net loss of $4.3 million, or $(0.29) per fully diluted share, for the second quarter of 2017. The decrease was primarily due to the reduction in operating expenses.

On a non-GAAP basis, adjusted EBITDA for the third quarter of 2017, which excludes non-cash charges for stock-based compensation and depreciation and amortization, was $(3.4) million, or $(0.23) per fully diluted share. This compares with non-GAAP adjusted EBITDA for the second quarter of 2017 of $(3.4) million, or $(0.24) per fully diluted share.

Cash and cash equivalents at September 30, 2017 were $13.5 million. This compares with $9.1 million of cash and cash equivalents at June 30, 2017. During the quarter, the Company closed the first tranche of our $9.3 million capital raise which resulted in net proceeds of $7.5 million. Excluding the capital raise in the quarter, Resonant used $3.1 million in cash during the third quarter. This compares to $3.9 million used in the second quarter of 2017. The reduced cash use was primarily due to lower operating expenses and the timing of working capital changes.

Conference Call
Management will host an investor conference call today at 2:00 p.m. PST (5:00 p.m. EST) to discuss Resonant’s third quarter 2017 financial results, provide a corporate update, and conclude with a Q&A from participants. To participate, please use the following information:

Date: Wednesday, November 8, 2017
Time: 2:00 p.m. Pacific time (5:00 p.m. Eastern time)
U.S. Dial-in: 1-877-407-3982
International Dial-in: 1-201-493-6780
Conference ID: 13672581
Webcast: http://public.viavid.com/index.php?id=126903

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A playback of the call will be available through December 8, 2017. To listen, call 1-844-512-2921 within the United States or 1-412-317-6671 when calling internationally. Please use the replay pin number 13672581. A webcast will also be available for 30 days on the IR section of the Resonant website or by clicking here: RESN Q3 2017 Webcast.

Note about Non-GAAP Financial Measures
A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles, or GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

In addition to financial results presented in accordance with GAAP, this press release presents adjusted EBITDA, which is a non-GAAP measure. Adjusted EBITDA is determined by taking net loss and adding interest, taxes, depreciation, amortization, and stock-based compensation. The company believes that this non-GAAP measure, viewed in addition to and not in lieu of net loss, provides useful information to investors by providing a more focused measure of operating results. This metric is an integral part of the Company’s internal reporting to evaluate its operations and the performance of senior management. A reconciliation of adjusted EBITDA to net loss, the most comparable GAAP measure, is available in the accompanying financial tables below. The non-GAAP measure presented herein may not be comparable to similarly titled measures presented by other companies.

About Resonant Inc.
Resonant is creating innovative filter designs for the RF front-end, or RFFE, for the mobile device industry. The RFFE is the circuitry in a mobile device responsible for the radio frequency signal processing and is located between the device's antenna and its digital baseband. Filters are a critical component of the RFFE that selects the desired radio frequency signals and rejects unwanted signals and noise.

About Resonant’s ISN® Technology
Resonant can create designs for difficult bands and complex requirements that we believe have the potential to be manufactured for half the cost and developed in half the time of traditional approaches. The Company's large suite of proprietary mathematical methods, software design tools and network synthesis techniques enable it to explore a much bigger set of possible solutions and quickly derive the better ones. These improved filters still use existing manufacturing methods (i.e. SAW) and can perform as well as those using higher cost methods (i.e. BAW). While most of the industry designs surface acoustic wave filters using a coupling-of-modes model, Resonant uses circuit models and physical models. Circuit models are computationally much faster, and physical models are highly accurate models based entirely on fundamental material properties and dimensions. Resonant's method delivers excellent predictability, enabling achievement of the desired product performance in roughly half as many turns through the fab. In addition, because Resonant's models are fundamental, integration with its foundry and fab customers is eased because its models speak the "fab language" of basic material properties and dimensions.

Safe Harbor / Forward-Looking Statements
This press release contains forward-looking statements, which include the following subjects, among others:  the capabilities of our filter designs and the contributions of our investments in infrastructure and personnel to growth in revenues.  Forward-looking statements are made as of the date of this document and are inherently subject to risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following:  our limited operating history; our ability to complete designs that meet customer specifications; the ability of our customers (or their manufacturers) to fabricate our designs in commercial quantities; changes in our expenditures and other uses of cash; the ability of our designs to significantly lower costs compared to other designs and solutions; the risk that the intense competition and rapid technological change in our industry renders our designs less useful or obsolete; our ability to find, recruit and retain the highly skilled personnel required for our design process in sufficient numbers to support our growth; our ability to manage growth; and general market, economic and business conditions.  Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission.  Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation or undertaking to update forward-looking statements.

Investor Relations Contact:
Greg Falesnik
MZ North America
1-949-385-6449
Greg.Falesnik@mzgroup.us

Resonant Inc.
Condensed Consolidated Balance Sheets

	September 30, 2017	December 31, 2016
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$13,530,000	$5,084,000
Investments held-to-maturity	—	4,747,000
Other Assets	373,000	216,000
TOTAL CURRENT ASSETS	13,903,000	10,047,000
PROPERTY AND EQUIPMENT, NET	866,000	994,000
TOTAL NONCURRENT ASSETS	2,293,000	2,158,000
TOTAL ASSETS	$17,062,000	$13,199,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$2,000,000	$2,705,000
Other current liabilities	261,000	299,000
TOTAL CURRENT LIABILITIES	$2,261,000	$3,004,000
TOTAL LONG-TERM LIABILITIES	8,000	62,000
STOCKHOLDERS’ EQUITY
Common stock	16,000	12,000
Additional paid-in capital	74,282,000	56,331,000
Accumulated other comprehensive income loss	(5,000)	(51,000)
Accumulated deficit	(59,500,000)	(46,159,000)
TOTAL STOCKHOLDERS’ EQUITY	14,793,000	10,133,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$17,062,000	$13,199,000

Resonant Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30, 2017	Three Months Ended June 30, 2017	Three Months Ended March 31, 2017	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
REVENUE	$106,000	$220,000	$156,000	$482,000	$115,000
OPERATING EXPENSES
Research and development	2,336,000	2,380,000	2,240,000	6,956,000	4,299,000
General and administrative	1,978,000	2,117,000	2,844,000	6,939,000	5,866,000
TOTAL OPERATING EXPENSES	4,314,000	4,497,000	5,084,000	13,895,000	10,165,000
OPERATING LOSS	(4,208,000)	(4,277,000)	(4,928,000)	(13,413,000)	(10,050,000)
OTHER INCOME, NET
Interest and investment income	14,000	16,000	9,000	39,000	10,000
Other expense	(6,000)	(1,000)	—	(7,000)	—
TOTAL OTHER INCOME, NET	8,000	15,000	9,000	32,000	10,000
LOSS BEFORE INCOME TAXES	(4,200,000)	(4,262,000)	(4,919,000)	(13,381,000)	(10,040,000)
Provision for (benefit from) income taxes	(16,000)	1,000	(25,000)	(40,000)	1,000
NET LOSS	$(4,184,000)	$(4,263,000)	$(4,894,000)	$(13,341,000)	$(10,041,000)
NET LOSS PER SHARE – BASIC AND DILUTED	$(0.28)	$(0.29)	$(0.37)	$(0.94)	$(1.14)
Weighted average shares outstanding — basic and diluted	14,757,688	14,535,451	13,393,190	14,233,774	8,772,582

Resonant Inc.
Reconciliation of Non-GAAP Information
(Unaudited)

	Three Months Ended September 30, 2017	Three Months Ended June 30, 2017	Three Months Ended March 31, 2017	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016

Net loss (GAAP)	$(4,184,000)	$(4,263,000)	$(4,894,000)	$(13,341,000)	$(10,041,000)
Add (subtract) the following items:
Interest income	(14,000)	(16,000)	(9,000)	(39,000)	(10,000)
Stock compensation R&D	324,000	324,000	252,000	900,000	515,000
Stock compensation G&A	342,000	341,000	441,000	1,124,000	835,000
Depreciation and amortization R&D	135,000	135,000	130,000	400,000	321,000
Depreciation and amortization G&A	37,000	59,000	58,000	154,000	181,000
Provision for (benefit from) income taxes	(16,000)	1,000	(25,000)	(40,000)	1,000
Adjusted EBITDA (non-GAAP)	$(3,376,000)	$(3,419,000)	$(4,047,000)	$(10,842,000)	$(8,198,000)
NET EBITDA PER SHARE – BASIC AND DILUTED (non-GAAP)	$(0.23)	$(0.24)	$(0.30)	$(0.76)	$(0.93)
Weighted average shares outstanding — basic and diluted	14,757,688	14,535,451	13,393,190	14,233,774	8,772,582